UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2010

Skilled Healthcare Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA		92610
(Address of Principal Executive Offices)		(Zip Code)

(949) 282-5800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On April 9, 2010, we entered into an Amendment and Restatement Agreement, dated as of April 9, 2010, to the Second Amended and Restated First Lien Credit Agreement dated as of December 27, 2005, as amended by the First Amendment dated as of January 31, 2007 and the Second Amendment dated as of April 28, 2009, among us, Credit Suisse AG, as Administrative Agent and certain lenders party thereto (as so amended, the “Original Credit Agreement”), which amended and restated the Original Credit Agreement in its entirety in the form of the Third Amended and Restated Credit Agreement among us, as borrower, the lenders party thereto, Credit Suisse AG, as administrative agent and collateral agent, and the other agents party thereto (the “Restated Credit Agreement”). The Restated Credit Agreement consists of an up to $360 million committed term loan, $330 million of which was outstanding on April 9, 2010, and a $100 million revolving loan, which is undrawn as of the date hereof. The term loan has required principal payments of 0.25% of the original principal amount issued on the last business day of each of March, June, September and December, commencing on June 30, 2010, with the balance due April 9, 2016. Amounts borrowed under the term loan may be prepaid at any time without penalty except for breakage costs. Commitments under the revolving loan terminate on April 9, 2015. However, if any of our senior subordinated notes remain outstanding on October 14, 2013, then the maturity date of the term loan and revolving loan will be October 14, 2013. Amounts borrowed pursuant to the Restated Credit Agreement are secured by substantially all of our assets.

Under the Restated Credit Agreement, we must maintain compliance with specified financial covenants measured on a quarterly basis, including a minimum fixed charge coverage ratio (with a range of 1.5:1 to 2:1 as set forth in further detail in the Restated Credit Agreement) as well as a maximum leverage ratio (with a range of 5.5:1 to 4:1 as set forth in further detail in the Restated Credit Agreement). The Restated Credit Agreement also includes certain additional affirmative and negative covenants, including limitations on the incurrence of additional indebtedness, liens, investments in other businesses and capital expenditures. Also under the Restated Credit Agreement, subject to certain exceptions and minimum thresholds, we are required to apply all of the proceeds from any issuance of debt, half of the proceeds from any issuance of equity, half (or one quarter if our Consolidated Leverage Ratio, as defined in the Restated Credit Agreement, for such fiscal year is less than 3:1) of our annual Consolidated Excess Cash Flow, as defined in the Restated Credit Agreement, and, subject to permitted reinvestments, all amounts received in connection with any sale of our assets and casualty insurance and condemnation or eminent domain proceedings, in each case to repay the outstanding amounts under the Restated Credit Agreement.

Loans outstanding under the Restated Credit Agreement bear interest, at our election, either at the prime rate plus an initial margin of 2.75% or the London Interbank Offered Rate (“LIBOR”) plus an initial margin of 3.75%. Under the terms of the Restated Credit Agreement there is a LIBOR floor of 1.50%. We have a 0.5% commitment fee on the unused portion of the revolving line of credit. The interest rate margin on the loans can be reduced by 0.25% based on our Consolidated Leverage Ratio, as defined in the Restated Credit Agreement, for the applicable four-quarter period. Furthermore, we have the right to increase our borrowings under the term loan and/or the revolving loan up to an aggregate amount of $150 million provided that we are in compliance with the Restated Credit Agreement, that the additional debt would not cause any covenant violation of the Restated Credit Agreement, and that existing or new lenders within the Restated Credit Agreement or new lenders agree to increase their commitments

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and Restatement Agreement and the Restated Credit Agreement, which are filed together as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment and Restatement Agreement, dated as of April 9, 2010, among us, the subsidiary guarantors on the signature pages thereto, the lenders listed on the signature pages thereto and Credit Suisse AG, as Administrative Agent for the lenders and as Collateral Agent for the lenders, which amended and restated in its entirety the Credit Agreement, as set forth in the Restated Credit Agreement in Exhibit A to such Amendment and Restatement Agreement.

99.1	Press Release, dated April 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC.

Date: April 14, 2010	/S/ ROLAND G. RAPP
Roland G. Rapp
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary